Exhibit 4.23

AMENDMENT NO. 1

TO

INDEPENDENT DIRECTOR AGREEMENT

THIS AMENDMENT NO. 1 TO INDEPENDENT DIRECTOR AGREEMENT (this “Amendment”) is made and entered into this 30th day of April, 2021, by and between Infobird Co., Ltd, a company incorporated under the laws of the Cayman Islands (the “Company”), and Harry D. Schulman, an individual (the “Director”).

WHEREAS, the Company and the Director entered into an Independent Director Agreement, dated as of June 12, 2020 (the “Agreement”); and

WHEREAS, the Company and Director now wish to amend the Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Director hereby agree as follows:

1.	Section 2(a) of the Agreement is hereby replaced in its entirety with the following:

“(a) Director Compensation. In recognition of the services to be provided by the Director, the Company agrees to (i) pay to the Director a one-time cash retainer fee of $5,000, payable upon the execution of this Agreement, which shall be deducted from the annual cash fee of $40,000 payable to the Director in the first year of service, and (ii) pay to the Director an annual cash fee of $40,000, payable in biannual installments on June 1st and December 1st of each year, provided that in the first year of service, the Director shall be paid an annual cash fee of $35,000 rather than $40,000, as a result of the cash retainer payment of $5,000 described in clause (i) above, payable in biannual installments on June 1st and December 1st of the first year of service. Of the annual cash fee of $40,000, $20,000 shall be deemed to be for the Director’s service as a director of the Company and $20,000 shall be deemed to be for the Director’s service as Chair of the Audit Committee of the Company.”

2.	Exhibit A is hereby stricken.

3.	In all other respects, the terms of the Agreement remain unchanged and in full force and effect.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

INFOBIRD CO., LTD

By:	/s/ Yimin Wu
Name:	Yimin Wu
Title:	Chief Executive Officer and Chairman of the Board of Directors

DIRECTOR

/s/ Harry D. Schulman
Harry D. Schulman

Signature Page to Amendment No. 1 to Independent Director Agreement